EXHIBIT 99.1

One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
John Lamson	Renee Svec
Chief Financial Officer and Executive Vice President	Director—Corporate Communications
727.214.3411, ext. 214	727.214.3411, ext. 212
jlamson@fadv.com	rsvec@fadv.com

FIRST ADVANTAGE CORPORATION ACQUIRES CIC ENTERPRISES

ST. PETERSBURG, Fla., May 5, 2004—First Advantage Corporation (NASDAQ: FADV), a global risk management solutions provider, today announced the acquisition of substantially all of the assets of CIC Enterprises, an Indianapolis, Ind. based company specializing in the identification and processing of tax and incentive credits, sales and use-tax services, transportation tax services and tax consulting services. With many of its tax incentive services tied to corporate employment, CIC provides a complementary business line to First Advantage’s employment screening services, creating cross-selling opportunities between First Advantage’s extensive corporate employer client base and CIC’s clientele.

Founded in 1980, CIC’s 130 employees assist clients in identifying primarily employment-related tax incentive programs available under both federal and state legislation, and processing the time-consuming and often cumbersome paperwork required to capture such tax incentives and credits.

CIC also offers comprehensive sales and use tax consulting services to assist clients with compliance with changing laws and regulations affecting sales and use taxes. On behalf of their clients, CIC identifies and recovers overpayments, establishes a system to avoid future overpayments, and provides ongoing auditing of purchases to ensure program effectiveness.

Additionally, CIC offers transportation consulting services that are designed to address and resolve asset management and compliance problems for owners and operators of truck fleets. The company uses its personnel’s combined experience of more than 100 years in transportation asset management to identify cost-saving measures for its clients and to keep them apprised of federal and state law compliance requirements for truck fleets. CIC’s services also include maintaining and updating each vehicle’s title, license, credentials, mileage, fuel and property-tax data, as well as preparing federal fuel-tax returns and assisting companies in the recovery of fuel taxes paid on qualified vehicles.

“As First Advantage continues to execute its acquisition strategy, we seek to provide end-to-end solutions for our customers in the management of their businesses,” said John Long, president and chief executive officer of First Advantage Corporation. “The addition of CIC adds a new dimension to our enterprise screening segment, particularly in the areas of employment screening and substance abuse testing. Not only does the acquisition allow us to maximize the strong relationships we currently have with America’s employers, but it also helps us develop new relationships with key tax and transportation decision makers that may have an interest in First Advantage’s other services. We are very pleased to complete this transaction—our largest acquisition to date—and look forward to CIC’s solid contribution to our earnings going forward.”

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First Advantage Corporation Acquires CIC Enterprises

Carl Cohen, chief executive officer of CIC, said: “CIC is at an exciting crossroad in its history. We spent the first 20 years of our existence becoming a leader in tax incentive identification and administration, and now we have the opportunity to contribute to the development of integrated employer services.”

Beth Henricks, president of CIC, added: “Becoming a First Advantage company allows us to better respond to our clients’ requests for a more complete business process and human resources program. We’re pleased to join this industry leader and, together, look forward to utilizing First Advantage’s existing business lines to develop a best-in-class integrated solution for our clients.”

Beth Henricks and Timothy Lima, executive vice president and chief operating officer for CIC, will continue to be employed by CIC in their current capacities and will manage its day-to-day operations. Carl Cohen will remain involved in a consulting capacity. Veronis Suhler Stevenson advised CIC Enterprises in this transaction.

The purchase price may be subject to an adjustment pending the renewal of certain tax incentive legislation currently pending in Congress.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs and other occupational health testing, employee assistance programs, resident screening, motor vehicle records, investigative and digital data services, supply chain security and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,700 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

This press release contains statements relating to future results of the company that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, cross selling opportunities, changes in Federal and State laws and regulations, the passage or non-passage of federal and state legislation, First Advantage acquisition strategy, CIC’s future contribution to earnings, and changes in technology. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the company, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the company’s control). Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; and the company’s ability to identify suppliers of quality and cost-effective data. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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